Exhibit 99.1

Liberty Media Corporation Announces Completion of Rights Offering

ENGLEWOOD, Colo., June 24, 2016.  Liberty Media Corporation  (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, LMCA, LMCK) (“Liberty”), announced today the completion of its rights offering, which expired in accordance with its terms at 5:00 p.m., New York City time, on June 16, 2016. A portion of the net proceeds from the rights offering were used to repay in full the note from Braves Holdings, LLC to Liberty.

Liberty has been informed by the subscription agent that the rights offering was fully subscribed, with 15,833,634 shares of Series C Liberty Braves common stock to be issued to those rightsholders exercising basic and, if applicable, oversubscription privileges. Approximately 96% of the shares to be issued as a result of the rights offering were subscribed for pursuant to validly exercised basic subscription privileges. As a result, the remaining shares available for issuance to those rightsholders validly exercising oversubscription privileges will be allocated pro rata based on the number of rights underlying such rightsholders’ basic subscription privilege. There is no single proration factor for this allocation due to the process by which the subscription agent allocates the remaining shares, which involves multiple rounds of proration among the validly oversubscribing rightsholders.

Liberty expects the subscription agent to distribute the shares of Series C Liberty Braves common stock purchased in the rights offering and the refund checks for unfulfilled oversubscriptions on or about Monday, June 27, 2016. Checks for the proceeds from the sale of rights by the subscription agent were distributed beginning on Tuesday, June 21, 2016.

As a result of the rights offering, the inter-group interest in the Braves Group attributed to the Media Group (the “IGI”) was adjusted, as previously announced. Following the rights offering, the adjusted number of notional shares representing the IGI is now 9,084,940, representing a 15.6% inter-group interest in the Braves Group.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Liberty Braves Group and the Liberty Media Group. The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include our interest in SiriusXM. The businesses and assets attributed to the Liberty Braves Group (Nasdaq: BATRA, BATRK) include our subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Liberty Media Group (Nasdaq: LMCA, LMCK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty Braves Group and Liberty SiriusXM Group, including its interest in Live Nation Entertainment, and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Chun, 720-875-5420